Exhibit 99.1

Company Contact:	Investor Relations Contacts:
Delcath Systems, Inc.	Lippert/Heilshorn & Associates, Inc.
Richard Taney	Anne Marie Fields
(212) 489-2100	(afields@lhai.com)
www.delcath.com	(212) 838-3777
Bruce Voss
(bvoss@lhai.com)
(310) 691-7100
www.lhai.com

DELCATH SYSTEMS, INC. MOVES HEADQUARTERS TO NEW YORK

STAMFORD, Conn. (August 30, 2007) – Delcath Systems, Inc. (Nasdaq: DCTH) today announced it has moved its headquarters from Stamford, Connecticut to New York City, with the new headquarters located at Rockefeller Center.

Richard L. Taney, Delcath’s President and CEO, commented, “Our move to New York is another step forward as we expand our development capabilities and it puts us in close proximity to a number of the world’s leading medical institutions. Additionally, Delcath will benefit from more convenient access to the investment community which will increase our visibility and provide greater opportunity for communicating Delcath’s growth story.”

Delcath Systems’ new contact information is: Rockefeller Center, 600 Fifth Avenue, 23rd Floor, New York, NY 10020, Telephone: 212-489-2100 and Facsimile: 212-489-2102. The company website remains www.delcath.com.

About Delcath Systems, Inc.

Delcath Systems is the developer of percutaneous perfusion technology for organ- or region-specific delivery of therapeutic and chemotherapeutic agents. The Delcath system is currently being tested with the drug melphalan in a Phase III trial of patients with metastatic ocular and cutaneous melanoma in the liver, and a Phase II trial of patients with primary liver cancers and metastatic tumors in the liver from neuroendocrine cancers and adenocarcinomas, as well as patients with melanoma who previously received isolated perfusion. The Company’s intellectual property portfolio currently consists of 12 patents on a worldwide basis including the U.S., Europe, Asia and Canada. For more information, please visit the Company’s website www.delcath.com.

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